Exhibit 99.1

Precision Aerospace & Defense Group, Inc. to Combine with FACT II Acquisition Corp. to Become Publicly Listed Company

Highlights

●	Precision Aerospace & Defense Group, Inc. (“PAD”) to merge with FACT II Acquisition Corp. (NASDAQ: FACT) (“FACT”), creating a Nasdaq-listed holistic solutions provider in the aerospace, defense and space industries.

●	PAD’s strong growth, platform strengths, blue-chip customer relationships, robust committed backlog and strategic accretive pipeline to provide attractive combination for public market investors.

●	The transaction values PAD at up to a $320 million implied enterprise value (assuming a $10.00 per share price and after giving effect to certain pending acquisitions).

●	PAD has entered into a non-binding indicative term sheet with BC Partners in connection with a potential credit facility and equity financing of up to an anticipated aggregate amount of $80 million.

Overland Park, KS and New York, NY, Dec. 01, 2025 (GLOBE NEWSWIRE) --  Precision Aerospace & Defense Group, Inc., a high-growth aerospace & defense engineering and manufacturing firm, and FACT II Acquisition Corp. (NASDAQ: FACT), a special purpose acquisition company, today announced that they have entered into a definitive business combination agreement. Upon closing of the proposed business combination, the combined company will operate under the name Precision Aerospace & Defense Group, Inc. The transaction implies an enterprise value of up to $320 million for PAD (assuming a $10.00 per share price and after giving effect to certain pending acquisitions). It is expected that the combined company will continue to be led by PAD’s existing management team, with Brent Borden remaining as Chief Executive Officer.

PAD’s Platform – PAD has rapidly expanded via strategic acquisitions into a robust multi-platform business delivering mission-critical products and services across the aerospace, defense, and space sectors. PAD operates through three complementary divisions – engineering & sustainment, precision manufacturing, and advanced non-destructive testing – each possessing deep technical expertise and specialized certifications in support of critical programs. PAD’s engineering & sustainment unit provides custom design, reverse engineering, and MRO solutions to extend the life of legacy military aircraft and systems. Its precision manufacturing division efficiently produces complex aerospace and defense components to exacting specifications, leveraging advanced CNC machining and assembly capabilities. PAD’s advanced non-destructive testing division offers specialized testing services and equipment to ensure the structural integrity of high-performance aerospace parts. This diversified suite of capabilities has historically made PAD a trusted partner to blue-chip defense contractors, OEMs, and U.S. government organizations, supported by multi-year contracts and a proven track record of quality and on-time delivery. PAD’s solutions play a mission-critical role in arenas ranging from military fleet sustainment and next-generation hypersonic flight systems to commercial aviation fleets and cutting-edge space launch infrastructure. PAD operates multiple AS9100-certified and ITAR-registered facilities across the United States, reflecting its commitment to rigorous quality standards and compliance with defense regulations.

In addition, PAD intends to continue to execute on its accretive, programmatic acquisition strategy, adding highly specialized capabilities across its platform enabling it to provide a full suite of service solutions to its existing and pipeline customer base. There can be no assurance that any planned acquisitions will be completed.

Brent Borden, Chief Executive Officer of PAD, commented: “Today marks a pivotal milestone for PAD. This proposed business combination with FACT and our transition to a public company will provide significant growth capital and is a strong validation of the business we have built. Over the past few years, we have assembled a world-class engineering, manufacturing, and testing platform to address the most demanding needs of the aerospace, defense, and space industries. Our team’s relentless focus on innovation, quality, and execution has strategically positioned PAD with respect to key industry trends – from military fleet sustainment to the new space economy. We are thrilled to partner with FACT on this next chapter. We expect that the anticipated proceeds from and in connection with this transaction will allow us to accelerate product development, invest in cutting-edge equipment, and pursue strategic acquisitions already identified in our pipeline. Most importantly, it ensures we can continue to deliver exceptional value and performance to our customers and stakeholders. I am incredibly proud of what our employees have achieved to date, and I’m confident that as a public company, PAD will be even better positioned to drive innovation and growth in our sector.”

Adam Gishen, Chief Executive Officer of FACT, noted: “Our goal at FACT was to identify a high-quality, visionary company with strong fundamentals and an excellent management team – and we have found that in Precision Aerospace & Defense Group, Inc. Brent and his team have built an impressive platform with strategic end-to-end capabilities that meet the demands of their customers and the industry. PAD’s strategic positioning at the nexus of aerospace and defense modernization (including the increasing demand for efficiency and the burgeoning space sector) truly sets it apart. With a blue-chip customer base and multi-year contracts, PAD offers both stability and exciting growth prospects, coupled with strong free cash generation from operations. We believe PAD is poised for sustained expansion and value creation, and we are excited to partner with them to bring this outstanding business to the public markets. We look forward to working closely with the PAD team to support their strategic vision.”

Key Transaction Terms and Structure

Under the business combination agreement, PAD’s implied enterprise value is up to $320 million (at a $10.00 per share reference price and after giving effect to certain pending acquisitions). Key terms of the business combination include:

●	Capital & Financing: In connection with the proposed business combination, PAD has entered into a non-binding indicative term sheet with BC Partners relating to a potential credit facility and equity financing of up to an anticipated aggregate amount of $80 million (the “Financing”). The Financing is subject to numerous conditions, including, without limitation, the completion of due diligence and the execution and delivery of definitive documentation. We anticipate that the Financing, together with the funds in FACT’s trust account (consisting of approximately $175 million in gross proceeds raised in FACT’s initial public offering, subject to any redemptions), would provide funding to strengthen PAD’s balance sheet, finance strategic acquisitions, and support ongoing growth. In addition, the parties may seek other sources of financing in connection with the business combination and to bolster PAD’s balance sheet and fund future growth initiatives. There can be no assurance that any definitive agreement will be entered into in relation to the Financing or that the Financing or any other financing will be completed on the terms described, or at all.

●	Incoming Capital: Incoming capital would permit PAD to optimize its balance sheet, consummate existing planned acquisitions and fund its future acquisition pipeline. Any additional cash to PAD’s balance sheet is expected to be used for general corporate purposes, positioning the combined company for robust growth post-closing. There can be no assurance that any planned acquisitions will be completed or additional funding will be consummated.

●	Pro Forma Ownership Structure: Following the business combination, PAD’s current shareholders are expected to own approximately 59% of the combined company’s outstanding shares.

●	Governance and Leadership: We anticipate that the combined company’s board of directors will include, among others, certain current directors of PAD, one designee by FACT’s sponsor, and independent directors with relevant industry experience. The combined company will remain headquartered in Overland Park, Kansas, and PAD’s seasoned executive team will continue to lead day-to-day operations.

Advisors: BTIG, LLC is acting as sell-side advisor and debt placement agent to PAD. BTIG, LLC is also acting as co-placement agent alongside Craig-Hallum Capital Group LLC to FACT. Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, and Craig-Hallum Capital Group LLC are acting as financial advisors to FACT. Cohen & Company Capital Markets and Seaport Global Securities LLC are acting as capital markets advisors to FACT. Paul Hastings LLP is acting as legal counsel to FACT. Lucosky Brookman LLP is acting as legal counsel to PAD. Ellenoff Grossman & Schole LLP is acting as legal counsel to BTIG, LLC.

Anticipated Closing: The business combination is expected to be completed in the first half of 2026, subject to the approval of the parties’ shareholders, any applicable regulatory approvals, the approval for listing by the Nasdaq Stock Market of the combined company’s common stock and warrants, and other customary closing conditions. Upon closing, the combined company will be renamed Precision Aerospace & Defense Group, Inc., and the combined company’s common stock and warrants are anticipated to be listed on the Nasdaq Stock Market under the ticker symbols “PAD” and “PADWW,” respectively.

Information for Investor Conference Call at 4:30 PM ET on December 3, 2025:

PAD and FACT will host a joint investor conference call at 4:30 PM ET on December 3, 2025, to discuss the proposed transaction. To join the webinar, please use the following details: Event URL: https://www.netroadshow.com/events/login/LE9zwo3lc29kikjrsKqvjDCUZty91Nrxbof

Webinar ID: 970 1574 7765

Passcode: 1572066345

Registration Link: Register Now

Replay Expiration Date: Wednesday, December 17, 2025 11:59 PM ET. A transcript of this conference call can also be found on FACT’s webpage at: www.freedomac2.com and will be filed by FACT with the Securities and Exchange Commission (the “SEC”), which will be available at www.sec.gov.

About Precision Aerospace & Defense Group, Inc.

Precision Aerospace & Defense Group, Inc. is a leading engineering and manufacturing company providing high-precision components, testing solutions, and sustainment services for the aerospace, defense, and space industries. PAD’s family of companies offers a vertically integrated platform with capabilities spanning advanced engineering design, reverse engineering and modernization of legacy systems, precision CNC machining and assembly, and non-destructive testing. Key end markets include military aerospace (sustainment of legacy aircraft and development of next-generation systems such as hypersonics), commercial aviation, space launch and satellite infrastructure, and other defense platforms. PAD operates multiple AS9100-certified and ITAR-registered facilities across the United States, strategically located near major aerospace hubs and military installations. Founded in 2016 and headquartered in Overland Park, Kansas, PAD has grown rapidly through organic initiatives and a targeted acquisition strategy, building a blue-chip customer base of leading OEMs, tier 1 suppliers, and U.S. Department of Defense agencies. PAD’s mission is to deliver mission-critical solutions with uncompromising quality and reliability, enabling its customers to succeed in the most demanding environments.

About FACT II Acquisition Corp.

FACT is a special purpose acquisition company formed in 2024 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with a target business. Headquartered in New York, New York, FACT is led by Chief Executive Officer Adam Gishen, who, alongside FACT’s leadership team, has decades of experience in global finance, investor relations, and capital markets. In November 2024, FACT raised $175 million in gross proceeds in its initial public offering. FACT’s strategy is to identify opportunities where a combination of capital, talent and network will improve the customer experience and drive value for all stakeholders, which focuses on leveraging FACT’s management team to improve profitability and demonstrate growth across mature and emerging markets. FACT’s units, Class A ordinary shares, and warrants are listed on the Nasdaq Global Market (NASDAQ: FACTU, FACT, FACTW).

Additional Information and Where to Find It

This press release relates to proposed transactions involving FACT and PAD. FACT and PAD intend to file a registration statement in connection with the business combination with the SEC, which will include a proxy statement for the solicitation of FACT shareholder approval and a prospectus for the offer and sale of FACT securities in the proposed transaction with PAD, and other relevant documents with the SEC to be used at its extraordinary general meeting of shareholders to approve the proposed transaction with PAD. The proxy statement will be mailed to shareholders as of a record date to be established for voting on the proposed business combination between FACT and PAD. INVESTORS AND SECURITY HOLDERS OF FACT AND PAD ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement, proxy statement, prospectus and other documents containing important information about FACT and PAD once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

FACT, PAD and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of FACT’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction between FACT and PAD will be contained in the proxy statement/prospectus pertaining to the proposed transaction when available at www.sec.gov.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements may include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity; the size and growth potential of the markets for PAD’s products and services; potential benefits of the business combination, the Financing and any other transaction related to the business combination; future performance and anticipated financial impacts of the business combination, the Financing and any other transaction related to the business combination; the satisfaction of the closing conditions of the business combination, the Financing and any other transaction related to the business combination; expectations relating to the business combination, the Financing and any other transaction related to the business combination, including the proceeds of the business combination, the Financing and any other transaction related to the business combination, and PAD’s expected cash runway and the timing of the closing of the business combination. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of PAD’s and FACT’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of PAD and FACT. These forward-looking statements are subject to a number of risks and uncertainties, including changes in market, financial, political, and legal conditions; the inability of the parties to successfully or timely consummate the business combination, the Financing or any other transaction related to the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions (such as any SEC statements or enforcements or other actions relating to special purpose acquisition companies) that could adversely affect the combined company or the expected benefits of the business combination, the Financing or any other transaction related to the business combination; the risk that the approval of the shareholders of FACT or PAD or any other condition to the closing of the business combination is not obtained; failure to realize the anticipated benefits of the business combination, Financing or any other transaction related to the business combination; risks relating to any legal proceedings that may be instituted against FACT, the combined company or others following the announcement of the business combination; risks relating to the uncertainty of the projected financial information with respect to PAD and the combined company; the ability to meet stock exchange listing standards following the consummation of the business combination; global economic and political conditions; the amount of redemption requests made by FACT’s public shareholders; and those factors discussed in documents that FACT has filed or will file with the SEC.

The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of documents filed by FACT from time to time with the SEC, including the registration statement on Form S-4 in connection with the business combination, when available. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on them. All forward-looking statements speak only as of the date of this press release. Neither PAD nor FACT undertakes any obligation to update or revise any forward-looking statements to reflect events, developments, or circumstances after the date hereof, except as required by applicable law.

Contacts

For Precision Aerospace & Defense Group, Inc.:

Brent Borden – Chief Executive Officer
Email: ir@padgrp.com

For FACT II Acquisition Corp.:
Adam Gishen – Chief Executive Officer
Email: ir@freedomac2.com

5